Exhibit 10.6

CONFIDENTIAL SETTLEMENT AGREEMENT, MUTUAL RELEASES
AND AGREEMENT TO INDEMNIFY
This Confidential Settlement Agreement, Mutual Releases and Agreement to Indemnify ("Agreement") is entered into this 20th day of May 2015 (the "Effective Date"), by BP Exploration & Production Inc. and BP America Production Co. (collectively "BP") and Transocean Offshore Deepwater Drilling Inc., Transocean Deepwater Inc., Transocean Holdings LLC, and Triton Asset Leasing GmbH (collectively "Transocean").  Where applicable, BP and Transocean will be referred to collectively as the "Parties" and individually as a "Party."
For and in consideration of the mutual promises and releases set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties stipulate and agree as set forth herein below.
I.                          RECITALS AND ACKNOWLEDGEMENTS
1.1.             BP and Transocean are parties in lawsuits in state and federal courts arising out of or related to the Deepwater Horizon Incident, including lawsuits that have been consolidated in the multidistrict litigation pending before Judge Carl J. Barbier in the United States District Court for the Eastern District of Louisiana ("MDL 2179").  BP and Transocean may also be sued, have Claims made against them, or be subject to investigation in future lawsuits, administrative or regulatory proceedings, or government investigations or prosecutions related to and arising out of the Deepwater Horizon Incident.  The present and future Claims, administrative or regulatory proceedings, or investigations related to or arising out of the Deepwater Horizon Incident in which BP and Transocean are or become parties or are otherwise involved shall be referred to collectively and individually as "the Litigation."

1.2.             Transocean acknowledges that the Deepwater Horizon Incident was the product of a complex series of events involving multiple parties and causes from which the entire industry can and should learn in order to improve safety in the drilling industry.  Transocean further acknowledges that it made mistakes which were contributing causes of the Deepwater Horizon Incident.

1.3.             BP and Transocean desire to resolve the disputes between them related to or arising out of the Deepwater Horizon Incident.  BP and Transocean desire to resolve any and all disputes between them as to any alleged liability to the other related to or arising out of the Deepwater Horizon Incident, whether such disputes sound in contract, tort, statutory law, or any other law, to the extent provided herein.

1.4.             BP and Transocean each have determined independently that it is in their best interests to reach a global settlement regarding the Litigation.  This Agreement is not an admission of any liability by any Party regarding the Deepwater Horizon Incident.  The Parties agree and acknowledge that this Agreement has been reached after arm's length negotiations, with each Party compromising its Claims and defenses for value that it considers to be fair and reasonable in view of the risks and costs associated with litigation.

II.     DEFINITIONS
In addition to the terms defined elsewhere in the Agreement, the following terms shall be defined as follows for the purposes of this Agreement, including all of its exhibits:
2.1.             The "BP Released Parties" shall mean BP and each of its past and present Affiliates (including BP plc and its subsidiaries and subsidiary undertakings (as those terms are defined in the U.K. Companies Act 2006)), and each of their respective business units, predecessors, and successors, and each of their respective agents, servants, representatives, officers, directors (or Persons performing similar functions), employees, attorneys and administrators, all and only in their capacities as such.

2.2.             The "BP Releasing Parties" shall mean BP and each of its past and present Affiliates (including BP plc and its subsidiaries and subsidiary undertakings (as those terms are defined in the U.K. Companies Act 2006)), and each of their respective business units, predecessors, and successors.

2.3.             The "Transocean Released Parties" shall mean Transocean Ltd. and each of its past and present Affiliates, and each of their respective business units, predecessors, and successors, and each of their respective agents, servants, representatives, officers, directors (or Persons performing similar functions), employees, attorneys and administrators, all and only in their capacities as such.

2.4.             The "Transocean Releasing Parties" shall mean Transocean Ltd. and each of its past and present Affiliates, and each of their respective business units, predecessors, and successors.

2.5.          "Claim" or "Claims" shall mean all past, present, and future claims, rights, causes of action, demands, lawsuits, damages, obligations, expenses, promises, liabilities, losses or costs of any kind, including tort claims, contract claims, warranty claims, indemnity claims, contribution claims, statutory claims, declaratory judgment actions, counterclaims, cross-claims, demands, and claims for all forms of damages or any other relief under any current or future local, state, federal, foreign, tribal, supranational or international law, whether known or unknown and whether brought directly, by subrogation, assignment or otherwise.

2.6.             The "MC252 Well" shall refer to the exploratory well that was being drilled on and before April 20, 2010 in Block 252 of the Mississippi Canyon protraction area of the Gulf of Mexico, commonly called the Macondo Prospect.

2.7.             The "Deepwater Horizon Incident" shall, for purposes of this Agreement, refer to the design, planning, preparation or drilling of the MC252 Well; the services contracted for or provided by Transocean, its Affiliates or by any other Person with respect to the MC252 Well, the Deepwater Horizon rig, and any appurtenances or drilling equipment on or attached to the rig, including the BOP and its associated controls equipment, whether deployed subsea or on the rig; the blowout and explosion on the Deepwater Horizon mobile offshore drilling unit or rig that occurred on April 20, 2010; the ensuing fire and loss of life, personal injury, and bodily injury; the sinking of the rig and the release of hydrocarbons and other pollutants from the MC252 Well site or the Deepwater Horizon rig; any damages to any reservoir, aquifer, geological formation or underground strata; the relief well efforts; the subsequent clean up and remediation efforts; and all other responsive actions taken in connection with the blowout of the MC252 Well.

2.8.             The "Drilling Contract" shall refer to the Drilling Contract between BP America Production Co. and Transocean Holdings LLC, Contract No. 980249, dated December 9, 1998, as amended from time to time, identified as Trial Exhibit 4271 in MDL 2179.

2.9.          "NRD Trustees" shall refer to any and all governmental entities, including tribal and foreign government entities, that possess or allege they possess claims for natural resource damages related to the Deepwater Horizon Incident under applicable law, including the Oil Pollution Act, 33 U.S.C. §§ 2701, et seq.

2.10.       "Person" shall mean any individual, estate, bank, corporation, company, general or limited partnership, association, limited liability company, body corporate, business trust, unincorporated organization or similar organization or other entity, whether domestic or foreign, or any governmental entity.

2.11.       "Affiliate" of a Person shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person.  "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

2.12.       "Transocean Insurers" shall mean any and all primary, umbrella, and excess insurers, subscribing insurers, and reinsurers that issued or subscribed to any insurance policy issued to a Transocean Releasing Party as the principal named insured that was in effect on April 20, 2010, that is potentially applicable to Claims involving the Transocean Released Parties relating to or arising out of the Deepwater Horizon Incident, as listed in Exhibit A to this Agreement (collectively, "Transocean Policies"), but only in such insurers', subscribing insurers', and reinsurers' respective capacities as insurers, subscribing insurers, or reinsurers of Transocean Released Parties under such Transocean Policies.  Transocean represents and warrants that the Transocean Policies are all the insurance policies that provide insurance to the Transocean Released Parties that are potentially applicable to Claims relating to or arising out of the Deepwater Horizon Incident.

2.13.       "Consenting Transocean Insurers" shall mean all of, and only, the specific Transocean Insurers identified as Consenting Transocean Insurers on Exhibit A to this Agreement, all of which insurers either (a) have expressly consented to this Agreement and waived any Claims, including any subrogation, contribution, and indemnification rights, relating to this Agreement or (b) are providing coverage under Transocean Policies where the Transocean Insurers have agreed in those policies to waive any right of subrogation, contribution, or indemnification against the BP Released Parties or Third Parties.

2.14.         "Non-Consenting Transocean Insurers" shall mean all Transocean Insurers that are not Consenting Transocean Insurers.

2.15.       "Transocean Contractors" shall mean ART Catering, Inc. and any other Person acting in relation to the MC252 Well as a contractor or subcontractor of Transocean or its Affiliates, and each of the past and present Affiliates of such contractors and subcontractors, and each of their respective business units, predecessors, and successors, and each of their respective agents, servants, representatives, officers, directors (or Persons performing similar functions), employees, attorneys and administrators, all and only in their capacities as such.

2.16.       "Assigned Claims" shall have the meaning of the same term as defined in Exhibit 21 to the Deepwater Horizon Economic and Property Damages Settlement Agreement (MDL 2179, Rec. Doc. 6430).

2.17.       "Third Party" shall mean any Person other than Transocean Released Parties or BP Released Parties.

2.18.          The term "including" means "including without limitation" and the term "includes" means "includes without limitation."

2.19.          The term "approval" means a written approval.

2.20.          All figures denominated with "$" or "dollars" shall mean United States dollars.

III.     CONTRIBUTION TO TRANSOCEAN LEGAL FEES

3.1.             Within 45 days of the Effective Date, BP and/or its Affiliates shall pay in cash to Transocean, or one of Transocean's Affiliates nominated by Transocean, as a contribution toward the legal fees incurred to date by Transocean, the total sum of $125,000,000.00 (one hundred twenty five million dollars) in cash (the "Contribution to Transocean Legal Fees") by wire transfer of same day funds to one or more accounts designated by Transocean.

3.2.             If the Contribution to Transocean Legal Fees is not timely made in full, then at Transocean's election this Agreement, including Articles IV and V, shall be null and void, and all or any part of the Contribution to Transocean Legal Fees in the possession, custody, or control of Transocean or any of its Affiliates shall be returned to BP.  This Paragraph does not limit Transocean's remedies, and Transocean also may alternatively sue to enforce this Agreement and its promise of payment and other terms.

IV.     RELEASES

4.1.             In consideration of and for the promises identified herein, and subject to the agreements to provide indemnity set forth in Article V, the Parties make the following releases with respect to the Deepwater Horizon Incident:

(a)
The BP Releasing Parties hereby release and forever discharge the Transocean Released Parties from, and covenant not to sue the Transocean Released Parties regarding, any and all past, present, or future Claims that the BP Releasing Parties have, ever had, or may have against the Transocean Released Parties, whether known or unknown, suspected or claimed, whether or not yet asserted or accrued, arising out of or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation; provided that this release and discharge shall not apply to the Assigned Claims (the "BP Released Claims").  Without limitation, and for the avoidance of doubt, the BP Released Claims include all Claims predicated on negligence, gross negligence, recklessness, willful misconduct, breach of contract or breach of warranty, Claims for punitive or exemplary damages, Claims for attorneys' fees, costs, or expenses, Claims to recover payments made to the NRD Trustees or any other Person for natural resource damages resulting from the Deepwater Horizon Incident, cleanup, containment, or removal costs, economic losses or property damages; provided that the BP Released Claims shall not include the Assigned Claims.  The BP Releasing Parties covenant not to assert or continue to assert any BP Released Claim.

(b)
The Transocean Releasing Parties hereby release and forever discharge the BP Released Parties from, and covenant not to sue the BP Released Parties regarding, any and all past, present, or future Claims that the Transocean Releasing Parties have, ever had, or may have against the BP Released Parties, whether known or unknown, suspected or claimed, whether or not yet asserted or accrued, arising out of or related to the Deepwater Horizon Incident, including any and all Claims in the Litigation (the "Transocean Released Claims").  Without limitation, and for the avoidance of doubt, the Transocean Released Claims include all Claims predicated on negligence, gross negligence, recklessness, willful misconduct, breach of contract or breach of warranty, Claims for attorneys' fees, costs, or expenses, Claims for punitive or exemplary damages, Claims for the loss of the Deepwater Horizon, Claims for unpaid invoices related to the Deepwater Horizon, and Claims for or relating to compensation provided pursuant to a settlement with classes represented by one or more attorneys on the Plaintiffs' Steering Committee ("PSC").  The Transocean Releasing Parties covenant not to assert or continue to assert any Transocean Released Claim.

(c)
The BP Releasing Parties covenant not to make any statement, including through expert testimony, in the Litigation or in public statements concerning the Deepwater Horizon Incident that the Transocean Released Parties were grossly negligent or reckless, or engaged in willful misconduct.  For the avoidance of doubt, this covenant shall not prevent the BP Releasing Parties (i) from describing BP's conduct, (ii) from responding to any questions from a court, (iii) from responding to any party's description of BP's conduct, or (iv) from defending themselves against any claim or argument by any party that the BP Releasing Parties were grossly negligent, reckless, or engaged in willful misconduct.  In doing so, BP may (i) challenge or defend the trial court's findings; and (ii) compare and contrast BP's conduct with respect to the Deepwater Horizon Incident with Transocean's conduct; but BP may not make any statement that the Transocean Released Parties were grossly negligent or reckless, or engaged in willful misconduct.  It is expressly contemplated by the Parties to this Agreement that, by comparing and contrasting BP's conduct with Transocean's conduct, BP may describe factual allegations, evidence, or trial court fact findings from which Third Parties might argue that Transocean was grossly negligent, reckless or willful.

(d)
The Transocean Releasing Parties covenant not to make any statement, including through expert testimony, in the Litigation or in public statements concerning the Deepwater Horizon Incident that the BP Released Parties were grossly negligent or reckless, or engaged in willful misconduct.  For the avoidance of doubt, this covenant shall not prevent the Transocean Releasing Parties (i) from describing Transocean's conduct, (ii) from responding to any questions from a court, (iii) from responding to any party's description of Transocean's conduct, or (iv) from defending themselves against any claim or argument by any party that the Transocean Releasing Parties were grossly negligent, reckless, or engaged in willful misconduct.  In doing so, Transocean may (i) defend the trial court's findings that Transocean's conduct and the conduct of its employees did not rise to the level of gross negligence, recklessness, or willful misconduct; and (ii) compare and contrast Transocean's conduct with respect to the Deepwater Horizon Incident with BP's conduct; but Transocean may not make any statement that the BP Released Parties were grossly negligent or reckless, or engaged in willful misconduct.  It is expressly contemplated by the Parties to this Agreement that, by comparing and contrasting Transocean's conduct with BP's conduct, Transocean may describe factual allegations, evidence, or trial court fact findings from which Third Parties might argue that BP was grossly negligent, reckless or willful.

(e)
The Parties agree that within 21 days of the Effective Date, BP and Transocean will take all reasonable steps to withdraw all complaints, Claims, or notices in the Litigation issued or filed by them against the Transocean Released Parties and BP Released Parties, respectively.

4.2.             BP, on behalf of the BP Releasing Parties and their insurers, reinsurers, indemnitors, subrogees, and assignees, waives, releases, forever discharges, and covenants not to sue regarding any and all Claims, including any subrogation, contribution and indemnification rights, against the Transocean Released Parties for the BP Released Claims.

4.3.             Transocean, on behalf of (i) itself, (ii) the Transocean Releasing Parties, (iii) indemnitors, subrogees, and assignees of the Transocean Releasing Parties, (iv) the Consenting Transocean Insurers, and (v) any and all insurers, reinsurers, indemnitors, subrogees, or assignees of the Consenting Transocean Insurers, waives, releases, forever discharges, and covenants not to sue regarding any and all Claims, including any subrogation, contribution, and indemnification rights against the BP Released Parties for the Transocean Released Claims.  Transocean represents and warrants that it is authorized by the Consenting Transocean Insurers to enter into the release and waiver in this paragraph on their behalf or that it has previously obtained a waiver of any right of subrogation, contribution, or indemnification in the Transocean Policies issued by the Consenting Insurers.  For the Consenting Transocean Insurers described in 2.13(b), this Agreement recognizes that such insurers are defined as Consenting Transocean Insurers because they have previously waived, in their Transocean Policies, any right of subrogation, contribution, or indemnification against the BP Released Parties for the Transocean Released Claims.

4.4.             Transocean, on behalf of (i) itself, (ii) the Transocean Releasing Parties, (iii) indemnitors, subrogees, and assignees of the Transocean Releasing Parties, (iv) the Consenting Transocean Insurers, and (v) any and all insurers, reinsurers, indemnitors, subrogees, or assignees of the Consenting Transocean Insurers, agrees not to pursue, demand, litigate, or otherwise seek to recover on any and all Claims, including any subrogation, contribution, and indemnification rights, against any Third Party, arising out of or related to the Deepwater Horizon Incident; provided that the scope of this paragraph does not include any rights to insurance coverage that the Transocean Releasing Parties may have under the Transocean Policies.  To the extent any (i) Transocean Releasing Parties, (ii) indemnitors, subrogees, and assignees of the Transocean Releasing Parties, (iii) the Consenting Transocean Insurers, or (iv) any and all insurers, reinsurers, indemnitors, subrogees, or assignees of the Consenting Transocean Insurers, currently are pursuing, demanding, litigating, or otherwise seeking Claims arising out of or related to the Deepwater Horizon Incident against any Third Party, Transocean agrees and covenants to cause such Claims against Third Parties to be dismissed with prejudice within 21 days after the Effective Date.  Transocean represents and warrants that it is authorized by the Consenting Transocean Insurers to enter into this paragraph on their behalf or that it has previously obtained a waiver of any right of subrogation, contribution, or indemnification in the Transocean Policies issued by the Consenting Insurers.  For the Consenting Transocean Insurers described in 2.13(b), this Agreement recognizes that such insurers are defined as Consenting Transocean Insurers because they have previously waived, in their Transocean Policies, any right of subrogation, contribution, or indemnification against any Third Party arising out of or related to the Deepwater Horizon Incident.  Without limiting the remedies for any portion of this Agreement, the Parties agree that the BP Released Parties may enforce specific performance of this Paragraph.

4.5.             Transocean, on behalf of itself and the Transocean Releasing Parties, represents and warrants that in the event that any of them pursue any Claim against any Non-Consenting Transocean Insurer, or any and all insurers, reinsurers, indemnitors, subrogees, or assignees of any Non-Consenting Transocean Insurers ("Non-Consenting Transocean Insurer Group"), the Transocean Releasing Parties (a) shall only settle such Claim against any member of a Non-Consenting Transocean Insurer Group if the settlement includes an express waiver of any such Non-Consenting Transocean Insurer Group's rights of contribution, subrogation, indemnity, and rights to bring Claims arising under any other theory of recovery against the BP Released Parties or Third Parties; or (b) if such Claim against any member of a Non-Consenting Transocean Insurer Group does not settle, shall use their reasonable best efforts to litigate or arbitrate any such Claim so that any judgment, decision, or award expressly provides that any such Non-Consenting Transocean Insurer Group's right of contribution, subrogation, indemnity, and rights to bring Claims arising under any other theory of recovery against the BP Released Parties or Third Parties is extinguished; and (c) shall not seek enforcement of any favorable judgment, decision, or award without the consent of BP, which shall not be unreasonably withheld, with the understanding that the absence of the express waiver described in 4.5(b) shall be reasonable grounds for BP to withhold consent.

4.6.             Notwithstanding paragraphs 4.1 through 4.5, the BP Released Parties and Transocean Released Parties may enforce their rights under this Agreement, including the rights set forth in Articles III and V.

V.     INDEMNITIES

5.1.             BP's Indemnities To The Transocean Released Parties.  Subject to paragraphs 5.2 and 5.3, BP agrees to indemnify, but not to defend, the Transocean Released Parties for and against the following claims relating to or arising from the Deepwater Horizon Incident:

(a)
Claims for compensatory damages, including (i) all damages to property of parties other than the Transocean Released Parties or Transocean Contractors; (ii) all economic losses of parties other than the Transocean Released Parties; (iii) all spill response, cleanup, and containment costs, including any and all spill response, cleanup, removal, and containment costs incurred before the Effective Date and spill response, cleanup, removal, and containment costs incurred after the Effective Date for oil or other contaminants originating in the MC252 Well, but not Assigned Claims or Claims asserted after the Effective Date for cleanup, removal, and containment costs of diesel, drilling fluids, or other contaminants originating on the Deepwater Horizon; (iv) all lost revenues or taxes of parties other than the Transocean Released Parties; and (v) all Claims by the NRD Trustees for any and all natural resource damages.

(b)
Claims for personal injury (including bodily injury), illness, or death, except for such Claims brought by or on behalf of individuals within the definition of Transocean Released Parties or Transocean Contractors who were on board the Deepwater Horizon on April 20, 2010 or who incurred injuries, illness, or death during the course of performing their responsibilities for the Transocean Released Parties or Transocean Contractors in connection with work performed under the Drilling Contract.

5.2.             Transocean's Indemnities to the BP Released Parties.  Subject to paragraph 5.3, Transocean agrees to indemnify, but not to defend, the BP Released Parties for and against the following Claims relating to or arising from the Deepwater Horizon Incident:

(a)
Claims for personal injury (including bodily injury), illness, or death, brought by or on behalf of individuals within the definition of Transocean Released Parties or Transocean Contractors who were on board the Deepwater Horizon on April 20, 2010 or who incurred injuries, illness, or death during the course of performing their responsibilities for the Transocean Released Parties or Transocean Contractors in connection with work performed under the Drilling Contract.

(b)
Claims for damages to or losses of equipment and property belonging to the Transocean Released Parties or Transocean Contractors, including to the loss of the Deepwater Horizon and salvage or removal costs relating to the Deepwater Horizon.

(c)
Claims asserted after the Effective Date for cleanup, removal, and containment costs of diesel, drilling fluids, or other contaminants originating on the Deepwater Horizon; provided this does not include cleanup, removal, and containment costs incurred after the Effective Date for oil or other contaminants originating in the MC252 Well.

5.3.             Limitation on Indemnities.

(a)	The indemnities set forth in paragraph 5.1 and 5.2 shall not apply to the following types of Claims:
(i)
Claims relating to a plaintiff's purchase, sale, or ownership of shares or securities of any Transocean Released Party or BP Released Party, including derivative Claims brought by shareholders or members of a corporation or an unincorporated association, securities Claims, and shareholders' Claims.

(ii)
Claims by pension plans, employee benefit plans, participants in pension plans or employee benefit plans, current, former, or potential employees acting in their capacity as such, and any other employee benefit or labor-related Claims, including Claims based on the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. ("ERISA") or the Fair Labor Standards Act, 29 U.S.C.A. § 201 et seq.

(iii)	Claims by creditors seeking creditor remedies, including any claims that the consideration under this Agreement constitutes a preference or a fraudulent conveyance.
(iv)	Claims under the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. §§ 1961 et seq. ("RICO") or False Claims Act, 31 U.S.C. §§ 3729 et seq., or comparable statutes under State law.
(v)
Any civil, criminal or administrative fines, penalties, or sanctions, including any monies related to a plea agreement, a deferred or non-prosecution agreement, or a civil judgment or settlement that adjudicates or resolves a Claim for fines, penalties, or sanctions; provided that, for the avoidance of doubt, this limitation on indemnities shall not apply to injunctive relief for restoration of, or compensatory payments for restoration of or damages to, natural resources.

(vi)	Any punitive, exemplary, multiple or other non-compensatory damages.
(vii)
Any Claims by the Transocean Released Parties for lost profits, lost revenues, lost business opportunities, or business interruption, provided that for the avoidance of doubt this subparagraph is not intended to apply to Claims by individuals within the definition of Transocean Released Parties for Claims for lost profits, lost revenues, lost business opportunities, or business interruption that arise outside of the course of performing their responsibilities for Transocean.

(viii)
Any Claims by the Transocean Releasing Parties for agreeing not to pursue, demand, litigate, or otherwise seek any and all Claims, including any subrogation, contribution, and indemnification rights, against any Third Party under paragraph 4.4.

(ix)
Assigned Claims, including any monies or other consideration related to a settlement or other compromise of the Assigned Claims and Claims for or relating to compensation provided pursuant to a settlement with classes represented by one or more attorneys on the PSC.

(x)
Claims by any Transocean Insurer relating to Claims under a Transocean Policy, and Claims by any and all insurers, reinsurers, indemnitors, subrogees, or assignees of any Transocean Released Party or Transocean Insurer.  Transocean shall indemnify the BP Released Parties for such claims pursuant to paragraphs 5.6(c)-(e).

(xi)
Claims by any Third Party seeking to recover all or any amount of costs incurred or payments made by the Third Party as a result of Covered Claims Against Third Parties (as defined in paragraph 5.6(d)).  Transocean shall indemnify the BP Released Parties for such claims pursuant to paragraph 5.6(d)-(e).

(b)
The indemnities set forth in paragraphs 5.1 and 5.2 of this Agreement shall not include the payment of any of the BP Released Parties' or Transocean Released Parties' attorneys' fees, costs, or expenses in the Litigation.

5.4.             BP's Rights And Responsibilities As Indemnitor.

(a)	In addition to any rights afforded by applicable law, BP as indemnitor shall have the following rights:
(i)
The right, at its election, to conduct or control any settlement negotiations involving, or that are reasonably expected to involve, Claims under or pursuant to the indemnities in paragraph 5.1 of this Agreement.  In the event BP exercises this right, BP shall be responsible for paying its own attorneys' fees and expenses and shall keep Transocean reasonably informed of the progress of any settlement negotiations.

(ii)
The authority to approve any settlement involving Claims under or pursuant to the indemnities contained in paragraph 5.1 of this Agreement.  BP's approval of any such settlement shall not be unreasonably withheld.

(b)
For any payments for which the Transocean Released Parties seek indemnification, Transocean shall submit a written demand therefor accompanied by reasonable proof of a judgment, settlement, or other indemnifiable costs incurred or owed (for purposes of this paragraph, the "Indemnification Demand").  Unless otherwise agreed by the Parties, BP shall make any indemnification payments due to the Transocean Released Parties within thirty (30) business days of receiving a proper Indemnification Demand.  In the event of an appeal of such a judgment, payment of the Indemnification Demand shall not be due until 30 days after the entry of, and shall be limited to the amount required to be paid in, a final, non-appealable judgment.

5.5.             Transocean's Responsibilities As Indemnitee.

(a)	In addition to any rights afforded by applicable law, Transocean, as the indemnitee, shall have the following responsibilities:
(i)
Unless the Parties agree otherwise, the Transocean Released Parties, or Transocean on their behalf, shall use their reasonable best efforts to assume the defense in and defend any lawsuit or other proceeding involving, or that is reasonably expected to involve, Claims under or pursuant to the indemnities in paragraph 5.1 of this Agreement.  As part of its obligation to use reasonable best efforts to assume the defense in and defend such lawsuit or other proceeding, Transocean shall appeal such judgments where there is a reasonable good faith basis to appeal.  BP and/or its Affiliates shall be solely responsible for the securing, posting or payment of any bond or any obligation required in lieu of payment pending the resolution of such appeal or for other costs of perfecting the appeal.  The Parties may in the future agree, however, that BP will assume the defense of some or all of the Claims in any such lawsuit or other proceeding.  If the Parties agree that BP will assume some or all of the defense of any such lawsuit or other proceeding, then BP shall be responsible for paying its own attorneys' fees and litigation costs for the Claims for which it has assumed the defense.  For any lawsuit or other proceeding for which BP has assumed the defense of Transocean under this paragraph, BP shall keep Transocean reasonably informed of the progress of the litigation, and Transocean shall have the right to reasonably monitor the litigation, in which case Transocean shall be responsible for paying its own attorneys' fees and litigation costs.

(ii)
To promptly notify BP in writing and in reasonable detail of any Claim that arises after the execution of this Agreement that may be covered by the indemnities contained in paragraph 5.1 of this Agreement.

(iii)
To keep BP reasonably informed and to reasonably consult BP with respect to the progress of any Claim, or any settlement negotiations that any Transocean Released Party is responsible for relating to a Claim, covered by any of the indemnities contained in paragraph 5.1 of this Agreement.

5.6.             Transocean's Rights And Responsibilities As Indemnitor.

(a)	In addition to any rights afforded by applicable law, Transocean as indemnitor shall have the following rights:

(i)
The right, at its election, to conduct or control any settlement negotiations involving, or that are reasonably expected to involve, Claims under or pursuant to the indemnities in paragraph 5.2 of this Agreement.  In the event Transocean exercises this right, Transocean shall be responsible for paying its own attorneys' fees and expenses and shall keep BP reasonably informed of the progress of any settlement negotiations.

(ii)
The authority to approve any settlement involving Claims under or pursuant to the indemnities contained in paragraph 5.2 of this Agreement.  Transocean's approval of any such settlement shall not be unreasonably withheld.

(b)
For any payments for which the BP Released Parties seek indemnification, BP shall submit a written demand therefor accompanied by reasonable proof of a judgment, settlement, or other indemnifiable costs incurred or owed (for purposes of this paragraph, the "Indemnification Demand").  Unless otherwise agreed by the Parties, Transocean shall make any indemnification payments due to the BP Released Parties within thirty (30) business days of receiving a proper Indemnification Demand.  In the event of an appeal of such a judgment, payment of the Indemnification Demand shall not be due until 30 days after the entry of, and shall be limited to the amount required to be paid in, a final, non-appealable judgment.

(c)
Transocean agrees to indemnify the BP Released Parties for and against any Claims of any kind or nature whatsoever arising out of or relating to the Deepwater Horizon Incident asserted against any of the BP Released Parties by or on behalf of (i) any Transocean Released Party, other than, for the avoidance of doubt, Claims for indemnification under paragraph 5.1 (as subject to paragraphs 5.2 and 5.3) against BP or Claims by individuals within the definition of Transocean Released Parties that arise outside of the course of performing their responsibilities for Transocean; (ii) any Transocean Insurer relating to Claims under a Transocean Policy; or (iii) any and all insurers, reinsurers, indemnitors, subrogees, or assignees of any Transocean Released Party or Transocean Insurer relating to Claims under a Transocean Policy.  Without limitation, the indemnity in this paragraph includes any Claim made in breach of paragraph 4.3.

(d)
In the event (i) any Transocean Releasing Party recovers or seeks to recover on any Claims arising out of or related to the Deepwater Horizon Incident against any Third Party (including any Transocean Contractor) or (ii) any Transocean Insurer, or any insurer, reinsurer, indemnitor, subrogee, or assignee of any Transocean Releasing Party or Transocean Insurer, recovers or seeks to recover against any Third Party (including any Transocean Contractor) on any Claims arising out of or related to the Deepwater Horizon Incident relating to any amounts paid or sought to be paid, directly or indirectly, to a Transocean Released Party (the claims described in (i) and (ii) are collectively defined as "Covered Claims Against Third Parties"), Transocean agrees to indemnify the BP Released Parties for and against any Claims asserted against any BP Released Party by or on behalf of any Third Party, seeking to recover from the BP Released Parties all or any amount of any costs (including attorney's fees and litigation expenses) incurred or payments made by a Third Party as a result of Covered Claims Against Third Parties.  Without limitation, this indemnity includes any Claim made in breach of paragraphs 4.4 and 4.5.

(e)
The indemnities described in paragraphs 5.6(c) and (d) shall include the payment of the BP Released Parties' costs, attorneys' fees, and expenses in any lawsuit or other proceeding on a current basis and throughout the pendency of any such Claim, subject in all respects to the BP Released Parties' rights to control the defense and settlement of any such Claim.  This indemnity shall also include all costs that the BP Released Parties incur related to litigation between or among any Transocean Releasing Party, any Transocean Insurer, and any insurer, reinsurer, indemnitor, subrogee, or assignee of any Transocean Releasing Party or Transocean Insurer, including costs, attorneys' fees, and expenses incurred in responding to third party discovery.  Unless otherwise agreed to by the Parties, the BP Released Parties shall retain and be represented by their own counsel in any matter to which the indemnities in paragraphs 5.6(c) and (d) may apply.

5.7.             BP's Responsibilities As Indemnitee.

(a)	In addition to any rights afforded by applicable law, BP, as the indemnitee, shall have the following responsibilities:
(i)
Unless the Parties agree otherwise, the BP Released Parties, or BP on their behalf, shall use their reasonable best efforts to assume the defense in and defend any lawsuit or other proceeding involving, or that is reasonably expected to involve, Claims under or pursuant to the indemnities in paragraph 5.2 of this Agreement.  As part of its obligation to use reasonable best efforts to assume the defense in and defend such lawsuit or other proceeding, BP shall appeal such judgments where there is a reasonable good faith basis to appeal.  Transocean and/or its Affiliates shall be solely responsible for the securing, posting or payment of any bond or any obligation required in lieu of payment pending the resolution of such appeal or for other costs of perfecting the appeal.  The Parties may in the future agree, however, that Transocean will assume the defense of some or all of the Claims in any such lawsuit or other proceeding.  If the Parties agree that Transocean will assume some or all of the defense of any such lawsuit or other proceeding, then Transocean shall be responsible for paying its own attorneys' fees and litigation costs for the Claims for which it has assumed the defense.  For any lawsuit or other proceeding for which Transocean has assumed the defense of BP under this paragraph, Transocean shall keep BP reasonably informed of the progress of the litigation, and BP shall have the right to reasonably monitor the litigation, in which case BP shall be responsible for paying its own attorneys' fees and litigation costs.

(ii)
To promptly notify Transocean in writing and in reasonable detail of any Claim that arises after the execution of this Agreement that may be covered by the indemnities contained in paragraph 5.2 of this Agreement.

(iii)
To keep Transocean reasonably informed and to reasonably consult Transocean with respect to the progress of any Claim, or any settlement negotiations that any BP Released Party is responsible for relating to a Claim covered by any of the indemnities contained in paragraph 5.2 of this Agreement.

5.8.             SUBJECT TO THE LIMITATIONS ON INDEMNITIES IN ARTICLE V, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE INDEMNITIES AND RELEASES OF LIABILITY CONTAINED IN THIS AGREEMENT SHALL APPLY REGARDLESS OF WHETHER THE CLAIM OR LIABILITY IS PREDICATED ON THE SOLE, JOINT OR CONCURRENT FAULT, NEGLIGENCE, GROSS NEGLIGENCE, OR STRICT LIABILITY OF THE BP RELEASED PARTIES OR THE TRANSOCEAN RELEASED PARTIES, AND ACKNOWLEDGE THAT ARTICLE V (INDEMNITIES) COMPLIES WITH ANY REQUIREMENT THAT SUCH INDEMNITIES BE EXPRESS, CONSPICUOUS, AND AFFORD FAIR AND ADEQUATE NOTICE.

VI.     COOPERATION

6.1.             BP and Transocean agree to cooperate, and shall each cause their respective Affiliates, personnel, employees, attorneys, agents and representatives to cooperate, in the Litigation, to the extent consistent with all applicable laws, including the following:

(a)
Subject to and pursuant to whatever court or body of law has jurisdiction over this Agreement, the Parties agree to cooperate fully and truthfully in the defense of any and all Claims relating to the Deepwater Horizon Incident, including in the Litigation, where BP and/or Transocean or their respective Affiliates are parties.  The Parties further agree that they will continue to present truthfully the evidence and facts in any litigation, arbitration, governmental or regulatory proceeding or other Claim arising out of or related to the Deepwater Horizon Incident.  Nothing in this Agreement prevents or restricts in any way any Person from fully and truthfully cooperating with, or from truthfully and completely testifying before, any federal, state, local or foreign government entity, including any federal, state or local governmental, regulatory or self-regulatory agency, body, committee (Congressional or otherwise), commission, or authority (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, or other governmental instrumentality) ("Governmental Entity"), with respect to any investigation or inquiry concerning the Deepwater Horizon Incident.  Further, subject to paragraphs 4.1(c)-(d), nothing in this Agreement limits any Party's ability to assert any and all matters of law or fact as a defense (and solely as a defense) to any Claim brought against it.

(b)
The Parties agree, to the extent practicable, consistent with applicable laws, and subject to any confidentiality limitations or restrictions, and also subject to attorney-client or other legal privilege, and further recognizing that some individuals are represented by independent counsel, to provide each other, upon request from their respective counsel, with reasonable and direct access to their respective documents, business records and all physical evidence, samples, and additives in their possession, custody or control.

VII.     CONFIDENTIALITY
7.1.             Subject to paragraphs 7.2 and 7.3, the Parties and their respective attorneys agree to keep the terms and conditions of this Agreement confidential and shall not disclose this Agreement to any other Person.  Nothing in this paragraph shall preclude disclosure of this Agreement before or after the date of this Agreement: (i) to the Parties' employees, parents, or Affiliates who agree to keep the information confidential; (ii) to the Parties' attorneys who agree to keep the information confidential; (iii) to the Parties' accountants, tax preparers, advisors, insurers, debt rating agencies or auditors for limited and legitimate purposes or to conduct financial affairs and who agree to keep the information confidential; (iv) as necessary to preserve or assert the Parties' rights under this Agreement; or (v) as required by law, regulation, stock exchange rule, subpoena and/or a court order or arbitral award, including disclosures to the extent necessary to obtain a required court approval of a settlement with another party in the Litigation.  Each Party reserves the right to file or have its Affiliates file this Agreement as an exhibit to filings with the Securities and Exchange Commission or as an exhibit to filings required by foreign law or regulation if that Party or its Affiliates determine, in their sole discretion, that such filing is required by the regulations of the Securities and Exchange Commission or by foreign law or regulation, or is necessary to make any registration statement filed with the Securities and Exchange Commission or filed under foreign law or regulation effective or otherwise continue its effectiveness.

7.2.             If any Party is served with a subpoena or other form of discovery request that would call for disclosure of this Agreement, it shall, to the extent permissible, give a copy of that notice to the other Party and cooperate with the other Party to permit the other Party a reasonable period to evaluate and object to such process or to seek confidential treatment of any information required to be disclosed.

7.3.             Notwithstanding paragraph 7.1, the fact that BP and Transocean have reached a settlement on issues related to the Deepwater Horizon Incident shall not be confidential and may be publicly disclosed.  The form, content, and timing of any press release relating to this settlement shall be subject to mutual agreement of the Parties, which shall not be unreasonably withheld.

VIII.     MISCELLANEOUS PROVISION

8.1.             Notice.  Notice to BP pursuant to this Agreement shall be sent by electronic mail, certified mail or overnight delivery to:

John E. (Jack) Lynch Jr.
Deputy Group General Counsel Chief Counsel Gulf Coast Restoration U.S. General Counsel
BP America Inc.
501 WestLake Park Boulevard
Houston, TX  77079
Tel: (281) 366-1500
Fax: (713) 375-2808
E-mail: john.lynch@uk.bp.com
and
James J. Neath
Associate General Counsel
BP America Inc.
501 Westlake Park Boulevard
Houston, TX  77079
Tel: (281) 366-5815
Fax: (281) 366-5901
E-mail: James.Neath@bp.com
Notice to Transocean pursuant to this Agreement shall be sent by electronic mail, certified mail or overnight delivery to:
Lars Sjöbring
Senior Vice President and General Counsel
Transocean Ltd.
Chemin de Blandonnet 10
1214 Vernier
Switzerland
Tel:  41 22 930 90 37
E-mail:  Lars.Sjöbring@deepwater.com
and
David Schwab
Senior Associate General Counsel
Transocean Offshore Deepwater Drilling Inc.
4 Greenway Plaza
Houston, TX  77046
Tel: (713) 232-8128
E-mail: David.Schwab@deepwater.com

8.2.             Insurance Dispute.

(a)
BP, on behalf of the BP Releasing Parties, for purposes of this Litigation only and without prejudicing BP's or the BP Releasing Parties' arguments in any unrelated disputes, agrees to abide by and not further challenge the Order and Reasons and Rule 54(b) Partial Final Judgment of the District Court in Civil Actions Nos. 11-274 and 11-275 (E.D. La.), centralized in MDL 2179, dated November 15, 2011 (Rec. Doc. 4588) and March 1, 2012 (Rec Doc. 5938), respectively, and the decision of the Texas Supreme Court in In re Deepwater Horizon, No. 13-0670, delivered February 13, 2015, regarding the status, scope and extent of coverage of BP and its Affiliates as insureds or additional insureds under the Transocean Policies that are the subject of those orders and opinions.  BP, on behalf of the BP Releasing Parties and their insurers, reinsurers, indemnitors, subrogees, and assignees, waives, releases, forever discharges, and covenants not to sue regarding the status, scope and extent of coverage of BP and its Affiliates as insureds or additional insureds under the Transocean Policies, as set forth in Exhibit A.  Within 21 days of the Effective Date, BP will withdraw its motion for rehearing in the Texas Supreme Court in In re Deepwater Horizon, No. 13-0670, and the Parties will jointly move the United States Court of Appeals for the Fifth Circuit to dismiss with prejudice the appeal In re Deepwater Horizon, No. 12-30230, with each Party to bear its own costs on appeal.

(b)
BP further agrees (i) to accept as final and binding the present and future rulings of the magistrate judge in Civil Action Nos. 11-01439, 11-01440, and No. 12-1978 (E.D. La.) with respect to personal injury settlements and insurance reimbursement thereof arising from the Deepwater Horizon Incident, and (ii) to forever waive and release any claim against the Transocean Released Parties, Transocean Contractors, and Transocean Insurers for any settlement amounts requested by BP but not awarded by the magistrate judge in the above-identified actions.

(c)
The United States District Court for the Eastern District of Louisiana has already entered a final judgment dismissing Civil Action Nos. 11-01439 and 11-01440 with prejudice (Rec. Doc. 14426).  BP and Transocean, on behalf of themselves and the Consenting Transocean Insurers, further agree to jointly move the United States District Court for the Eastern District of Louisiana to dismiss Civil Action Nos. 12-1978, 13-00282, and 13-00283, without prejudice to Transocean's rights to claim further under the insurance policies that are the subject of these civil actions and with each party to bear its own costs.

(d)	Nothing in this Section 8.2 shall affect Transocean's obligations under Articles IV and V with respect to personal injury settlements or the insurance reimbursement thereof.
(e)
The Parties agree that the resolution of the insurance dispute is in their mutual best interests in connection with the overall purposes of this Agreement and that BP has not received any specific value, in the form of non-cash consideration or otherwise, for agreeing to Sections 8.2(a)-(c).

(f)
Except for the Transocean Policies, this Agreement is not intended to, and shall not, prejudice any rights to insurance coverage that the BP Releasing Parties may have had as of the Effective Date or may have in the future under any insurance or reinsurance policy that may apply to the Deepwater Horizon Incident or any other Claim or loss; provided that such other insurance policies do not give rise to any subrogation, indemnification, or contribution claims against the Transocean Released Parties or the Transocean Insurers relating to the Deepwater Horizon Incident.

8.3.             Unknown Facts.  The Parties acknowledge that they may hereafter discover facts different from or in addition to those that they now know to be or believe to be true with respect to the Claims being made in the Litigation and agree that this Agreement and the releases and indemnities contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts and subsequent discovery thereof.

8.4.             Representations And Warranties.

(a)
Each Party represents and warrants that: (i) it is a corporation or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) it has all requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement; (iii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or limited liability company action, does not violate any applicable law or regulation to which either Party is subject, and does not conflict with, or result in a breach of, any provision of the organizational documents of such Party; (iv) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party, enforceable in accordance with its terms; and (v) it has not assigned, transferred, or conveyed, or purported to have assigned, transferred or conveyed, to any Person or entity any property, interest, claim, demand, debt, liability, account, obligation, or cause of action herein transferred, released or assigned.

(b)	BP represents and warrants that it is authorized to act on behalf of the BP Releasing Parties in all respects pertinent to this Agreement.
(c)	Transocean represents and warrants that it is authorized to act on behalf of the Transocean Releasing Parties in all respects pertinent to this Agreement.
(d)	EXCEPT FOR THE EXPRESS WARRANTIES IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.
8.5.             Assignment; Binding On Successors And Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Transocean or BP without the prior written consent of the other Party.  Any attempt to make an assignment hereunder without the approval of the other Party shall be null and void with no force or effect.  No assignment by any Party without prior written consent of the other Party shall relieve such Party of any of its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties, their respective successors, permitted assigns, predecessors, parents and Affiliates, and legal representatives.

8.6.             Taxes.  Each Party to this Agreement shall separately and independently bear responsibility to report any payment specified in this Agreement to the proper Governmental Entities, as necessary.  The Parties acknowledge and agree that the amount of any payment specified in this Agreement shall not be reduced on account of any withholding tax.  The Parties further acknowledge and agree that they each are relying upon their own counsel and/or tax advisors for any tax matters or advice.

8.7.             Construction.  This Agreement shall be interpreted as if jointly written by both Parties, and the rule of construction providing that any ambiguities are to be resolved against the drafting party shall not be used in interpreting this Agreement.  Prior drafts of this Agreement may not be used to construe this Agreement.  No term of this Agreement may be released, discharged, abandoned, changed, or modified except by a written instrument duly signed by an officer of each Party.

8.8.             Independent Investigation.  The Parties acknowledge, represent and warrant that, in entering this Agreement, each Party has made an independent investigation of the facts and is not relying upon any statements or representations, other than those contained herein, made by the other Party, its agents, employees, attorneys or representatives, and that no one, including any of the Parties' agents, employees, attorneys or representatives, has made any promise, representation or warranty relating to this Agreement, or offered any further consideration to enter into this Agreement, except as recited herein.

8.9.             Entire Agreement.  This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes and cancels all previous agreements, negotiations, communications, and commitments, whether oral or in writing, with respect to the subject matter of this Agreement.

8.10.         Enforceability.  The illegality, invalidity or unenforceability of any other provision of this Agreement shall not operate to invalidate the whole Agreement and shall not affect the validity or enforceability of any other provisions of this Agreement.

8.11.         No Waiver of Privileges.  Nothing in this Agreement shall be deemed a waiver by BP or Transocean or any of their respective Affiliates of any privilege (including attorney-client-privilege) or protection (including the work product doctrine).  Similarly, nothing in this Agreement shall require BP or Transocean or any of their respective Affiliates to violate the terms of any applicable joint defense agreement, confidentiality agreement or protective order.

8.12.         No Agency Or Joint Venture.  Nothing in this Agreement shall make BP or Transocean (or any of their respective past or present predecessors, successors, agents, servants, representatives, officers, directors, employees, stockholders, attorneys, administrators, or Affiliates) the fiduciary or agent of the other, nor will anything in this Agreement constitute a joint venture, agency, partnership or similar relationship.

8.13.         Dispute Resolution.  It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute between them with respect to the matters covered by this Agreement that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, if there is a dispute about the Agreement either Party may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate business function or division within such entity).  Any agenda, location or procedure for such discussions or negotiations between the Parties may be established by agreement of the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within twenty (20) days of the Escalation Notice.  Following delivery of an Escalation Notice, the Parties shall undertake good faith, diligent efforts to negotiate a commercially reasonable resolution of the dispute.  The Parties may, by mutual consent, retain a mediator to aid the Parties in their discussions and negotiations.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any forum.  The mediator may be chosen from a list of mediators selected by the Parties or by other agreement of the Parties.  All third-party costs of the mediation shall be borne equally by the Parties involved in the matter, and each Party shall be responsible for its own expenses.  Any dispute arising from or related to this agreement, if not otherwise resolved under this paragraph, shall be fully and finally resolved by binding arbitration in Houston, Texas, before a panel of three arbitrators, pursuant to the commercial arbitration rules of the American Arbitration Association in effect at the time a written demand for arbitration is first made.  The award rendered by the arbitrators shall be final and binding, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

8.14.         Choice of Law.  The Parties agree that general maritime law shall control the construction, interpretation, enforcement or validity of this Agreement, without regard to any conflicts-of-law rules.

8.15.         No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any entity other than BP and Transocean, except as expressly provided herein.  Without limitation and for the avoidance of doubt, the Transocean Released Parties and BP Released Parties shall be entitled to the benefit of releases and indemnities as set forth herein, even if they are not signatories to this Agreement.

8.16.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall have the same force and effect as an original.  The Parties hereto also agree that facsimile or email signatures are effective as original signatures.

8.17.         Headings.  The section captions contained in this Agreement are provided only as matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision, and shall not affect the construction, interpretation, performance or validity of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in their representative corporate capacity by their duly authorized officers, as of the day and year first written above.

BP EXPLORATION & PRODUCTION INC.

By: /s/  Richard L. Morrison
Name:  Richard L. Morrison
Title:  President

BP AMERICA PRODUCTION CO.

By: /s/  Richard L. Morrison
Name:  Richard L. Morrison
Title:  Authorized Representative

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC., TRANSOCEAN DEEPWATER INC., TRANSOCEAN HOLDINGS LLC, AND TRITON ASSET LEASING GmbH

By: /s/  Lars Sjobring
Name:  Lars Sjobring
Title:  Senior Vice President and General Counsel

EXHIBIT A TO THE SETTLEMENT AGREEMENT BETWEEN TRANSOCEAN AND BP

CONSENTING TRANSOCEAN INSURERS (as defined in Settlement Agreement paragraph 2.13)
Policy Type	Policy Number	Limits	Underwriter Syndicate or Company Name

Liability	RANGER340USPL.09-10	$50 M	Ranger Insurance Limited
	01481 09L 1563-01 14211	16.6650% of $150 M xs $50 M	National Union Fire Insurance Company of Pittsburgh, Pa. Navigators Insurance Company Infrassure Ltd.
	PE0902536	53.4190% of $150 M xs $50 M
Axis Specialty Europe Limited
Berkley Insurance Company
Houston Casualty Company
Lloyd's Syndicate 2003
Lloyd's Syndicate 1084
Lloyd's Syndicate 4444
Lloyd's Syndicate 4020
Lloyd's Syndicate 1414
Lloyd's Syndicate   958
Lloyd's Syndicate 2007
Lloyd's Syndicate 2121
Lloyd's Syndicate   623
Lloyd's Syndicate 1183
Lloyd's Syndicate 2987
Lloyd's Syndicate 1919
Lloyd's Syndicate 2623

	PE0902632	29.9160% of $150 M xs $50 M	Lloyd's Syndicate 1036 Lloyd's Syndicate 2001 Lloyd's Syndicate 1225 Lloyd's Syndicate 510
	OMH 2628810-01 3H446313004 01482 09L 1563-02 ML100613/09 MLB-VIC-0008800-0 UM00018490EL09A MAR 5842496-04	100% of $150 M xs $200 M
Great American Insurance Co. of New York
Liberty Mutual Insurance Company
National Union Fire Insurance Company of Pittsburgh, Pa.
Navigators Insurance Company
New York Marine and General Insurance Company
Valiant Insurance Company
XL Specialty Insurance Company
Zurich American Insurance Company

Exh. A - Page 1

CONSENTING TRANSOCEAN INSURERS (as defined in Settlement Agreement paragraph 2.13)
	OMH 2628836-00 MAXA60M0005073 01483 09L 1563-03 UM00013044EL09A MAR 5843392-01	38.7500% of $200 M xs $350M
Great American Insurance Co. of New York
Max America Insurance Company
National Union Fire Insurance Company of Pittsburgh, Pa.
Navigators Insurance Company
XL Specialty Insurance Company
Zurich American Insurance Company

	PE0902635	61.2500% of $200 M xs $350 M
Lloyd's Syndicate 1036
Lloyd's Syndicate 3000
Lloyd's Syndicate 1183
Lloyd's Syndicate 1084
Lloyd's Syndicate 2001
Lloyd's Syndicate 2003
Lloyd's Syndicate 4472
Lloyd's Syndicate 4444
Lloyd's Syndicate 1225

	PE0902652	90.0000% of $200 M xs $550 M
Lloyd's Syndicate 1036
Lloyd's Syndicate 1209
Arch Insurance Company (Europe) Ltd.
Lloyd's Syndicate 1919
Lloyd's Syndicate 4020
Lloyd's Syndicate 2468
Lloyd's Syndicate 4472
Lloyd's Syndicate 5000
Lloyd's Syndicate 2007
Lloyd's Syndicate 2987
Lloyd's Syndicate 1225

	PE0902744	10.0000% of $200 M xs $550 M	Lloyd's Syndicate 1221
Marine Package	PE0902090	5% Sections I-VI	Ace European Group Limited Lloyd's Syndicate 1036
Marine Package	PE0902536	83.675% Sections I-IV	Ace European Group Limited AXIS Specialty Europe Limited Lancashire Insurance Company (UK) Ltd. Torus Insurance (UK) Limited Berkley Insurance Company

Exh. A - Page 2

CONSENTING TRANSOCEAN INSURERS (as defined in Settlement Agreement paragraph 2.13)

Lloyd's Syndicate 1036
Lloyd's Syndicate 2003
Lloyd's Syndicate 1209
Lloyd's Syndicate 1084
Lloyd's Syndicate 780
Lloyd's Syndicate 4444
Lloyd's Syndicate 4020
Lloyd's Syndicate 1414
Lloyd's Syndicate 958
Lloyd's Syndicate 2007
Lloyd's Syndicate 2121
Lloyd's Syndicate 2623/623
Lloyd's Syndicate 1183
Lloyd's Syndicate 457
Lloyd's Syndicate 1225
Lloyd's Syndicate 2987
Lloyd's Syndicate 1919
AIG UK Limited
Houston Casualty Company

Marine Package	DR100048/09 HICPS2009AA03 OEP0021512-02 UM00019106EN09A 15861	11.325% Section I-IV	New York Marine and General Insurance Company Hudson Insurance Company (Odyssey Re) Arch Insurance Company XL Specialty Insurance Company Infrassure Ltd.
Oil Spill Financial Responsibility	PE0903289000	$104,281,600 Deepwater Horizon	Lloyd's Syndicate 1036 Lloyd's Syndicate 1183 Lloyd's Syndicate 2007 Lloyd's Syndicate 3000 Lloyd's Syndicate 2468 Lloyd's Syndicate 1414

NON-CONSENTING TRANSOCEAN INSURERS
Liability	XLUMB-710368	$100 M p/o $250 M xs $750 M	XL Insurance (Bermuda) Ltd.
	RIG-1239/XS004	$100 M p/o $250 M xs $750 M	ACE Bermuda Insurance Ltd.
	BDA02-2009-0010	$25 M p/o $250 M xs	Torus Insurance (Bermuda) Limited

Exh. A - Page 3

NON-CONSENTING TRANSOCEAN INSURERS
$750 M
RIG-060/CUBL004-09	$25 M p/o $250 M xs $750 M	Canopius Underwriting Bermuda Limited

Exh. A - Page 4